EXHIBIT 10.15



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                                 LOAN AGREEMENT


         THIS AGREEMENT is executed this 13th day of February, 1999 by ENERGAS RESOURCES, INC. ("Energas"), a British Columbia, Canada, corporation and MANKTO INVESTMENTS, L.L.C. ("Mankato"), an Oklahoma limited liability company.

                                    Recitals

     (a) Energas is engaged in the oil and gas exploration business and has expertise in developing oil and gas drilling prospects.

         (b) Mankato desires to advance funds to Energas so that Energas may develop and acquire oil and gas drilling prospects, all as set forth in this agreement.

                                    Agreement

         1.       Advance of Funds.
                  ----------------

                  1.1 From time to time upon execution of this agreement, Mankato shall advance to Energas sums of money for Energas to use as it sees fit for geological, geophysical, land, legal, engineering and leasehold acquisition costs ("Predrilling Costs") relating to oil and gas drilling prospects within the continental United States. The total amount of the funds to be advanced to Energas by Mankato shall be $500,000 ("the Initial Fund"). The Initial Fund shall be paid over to Energas by Mankato no later than the 1st day of April, 1999 ("the Initial Fund Advance Date").

                  1.2 Energas unconditionally promises to repay the Initial Fund to Mankato on or before the earlier of either (a) three years from the Initial Fund Advance Date or (b) thirty days after the Initial Fund has been utilized for Predrilling Costs on ten separate oil and gas drilling prospects and an initial test well has been commenced on each of such ten prospects. Provided, however, at Mankato's option, no less than six months prior to the expiration of three years from the Initial Fund Advance Date (assuming the requirement for ten prospects set forth in (b) has not occurred) Mankato may give Energas written notice that it is extending the three year period an additional two years). In the event the Initial Fund has not been advanced by Mankato to Energas on or before the Initial Fund Advance Date, Mankato and Energas shall amend this agreement, in writing, by either (a) canceling the agreement in which case Energas, immediately, shall repay to Mankato the entire amount which had been advanced by Mankato to Energas, or (b) extend the Initial Fund Advance Date, or
(c) reduce the amount of the Initial Fund to the lesser amount which had been advanced by Mankato to Energas. If the parties cannot mutually agree, in writing, between (a), (b) and (c) above, it shall be presumed that (a) controls and that (a) then governs the rights and obligations of the parties. Provided, however, if the amount of the Initial Fund is reduced, as provided in (c), such reduction shall be in increments of $100,000 in which case the warrants for 75,000 shares of Energas common stock provided in paragraph 2.2 below shall be


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reduced in the ratio that the amount of the reduced Initial Fund bears to
$500,000. (For example, if the reduced Initial Fund becomes $300,000, the 75,000 shares covered by the warrants shall be reduced to 45,000 shares.)

1.3 At such time as the Initial Fund has been expended or committed by Energas for Predrilling Costs on a minimum of ten drilling prospects, the Predrilling
Cost: relating to other oil and gas drilling prospects selected by Energas may also be funded by Mankato by similar loans in the following manner. If Energas chooses to fund the Predrilling Costs for an additional prospect though Mankato, Energas shall send to Mankato a written summary of any such new prospect, including geological data and an estimate of the Predrilling Costs reasonably expected to be incurred in the new prospect. Mankato may elect LOAN Energas the amount of the estimated Predrilling Costs estimated for the new prospect TRANSMITTING its check, payable to Energas, for the new amount. Energas unconditionally promises to repay the amount of the Predrilling Costs advanced by Mankato for the new prospect on or before two years from the date it is received.

1.4 In connection with the Initial Fund and in connection with any new prospect, the Predrilling Costs paid by Energas out of funds loaned by Mankato for any single prospect shall not exceed $125,000 without Mankato's written consent.

1.5 Mankato's option to loan additional Predrilling Costs to Energas, as set forth in Paragraph 1.3, shall terminate five years from the Initial Fund Advance Date.

1.6 In the event Energas fails to repay any single loan on or before its due date, the unpaid balance for each such separate loan shall bear interest, from the due date, or 12% per annum and Energas shall pay to Mankato all costs incurred by Mankato in collecting the unpaid balance, including reasonable attorneys fees.

2. Consideration for Loans. Subject to Paragraph 1.6, the loan by Mankato to Energas shall not bear interest, either express or implied. Rather, the consideration to be paid by Energas to Mankato for Mankato's loans of Predrilling Costs to Energas shall be as follows:

2.1      Carried Working Interest

2.1.1 After the Initial Fund has been advance by Mankato to Energas, Energas shall commence to seek out and map oil and gas drilling prospects and to acquire oil and gas leasehold working interests by way of direct lease acquisitions, options and FAMOUNT agreements, assignments and regulatory agency compulsory pooling orders within the lands covered by each prospect. Likewise, after any additional Predrilling Costs are loaned by Mankato to Energas pursuant to Paragraph 1.3 above, Energas shall commence to use the advance Predrilling Costs for the particular prospect involved.

2.1.2 From time to time, as Energas determines that it has developed a geological prospect to the point where said prospect is ready for the drilling of an initial test well, Energas shall submit to Mankato a written predrilling report summarizing the outline of the prospect area, with supporting geological data, the extent of oil and gas leasehold rights which Energas has acquired, the proposed location of the initial test well and its objective depth. From and


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after the time when Mankato has received Energas' predrilling report, Mankato, if the initial well on the prospect is plugged and abandoned without a completion attempt or if Mankato elects to participate in a completion attempt, all as set forth below , shall be deemed to own an undivided ten percent (10%) of all of Energas' rights and interests in the prospect area.

2.1.3 Within 90 days following Mankato's receipt of the predrilling REPORT from Energas, Energas shall commence, or cause to be commenced, the operations for the drilling of the initial test well which was described in Energas' predrilling report. The well shall be drilled to the recommended total depth set forth in the predrilling report unless Energas concludes that it would be more practical to cease drilling at a lesser depth. Energas shall bear and pay 100% of the cost, risk and expense attributable to its interest in the well TO casing point. "Casing Point", as used herein, shall mean the point of time when the initial test well has been drilled to its total projected depth and after all logs and tests which in the opinion of Energas, should be run and taken have been so run and taken and after copies of said logs and the written results of all tests have been furnished to Mankato.

2.1.4 At casing point, Energas shall advise Mankato, in writing, whether Energas recommends that production casing be run in the well and an attempt be made to complete the well as a producing well or whether the well should be plugged and abandoned. If Energas has recommended that the well be plugged and abandoned, it shall cause such plugging and abandoning to be accomplished, free of cost to Mankato. It, however, Energas had recommended that a completion attempt be made, Mankato shall have 4HOURS from receipt of Energas' written recommendation (including Saturdays, Sundays and legal holidays) to elect, in writing, whether it elects to participate, to the extent of its working interest in the well, in the completion attempt. The failure by Mankato to timely elect shall be deemed an election to participate, but without liability on Energas' part for making such a recommendation. If Mankato timely elects not to participate in the completion attempt, it shall have no further right, title or interest in the prospect area upon which the test well was drilled. If Mankato elects either expressly or by silence to participate in the completion attempt it shall be obligated to bear and pay its proportionate share of all future cost, risk and expense incurred in the completing, testing, producing an operating the well, as well as the future plugging and abandoning of the well.

2.1.5 If, at casing point, Energas has recommended that the test well be plugged and abandoned, if Mankato has participated in the completion attempt, Energas shall execute and deliver, or cause to be executed and delivered, to Mankato recordable assignments of an undivided 10% of all rights which Energas had acquired or subsequently acquires in the prospect area.

2.1.6 As to each prospect area in which Mankato is entitled to receive an assignment of its interest in the prospect area, all operations thereafter conducted within the prospect area, including the initial test well if it is completed as a producing well, shall be conducted pursuant to a mutually satisfactory joint operating agreements in common AGE in the oil and gas industry in the area where the prospect is located. (A.A.P.L. Form 6.0, WITH a COPAS form of accounting procedure attached.) Energas, or its designee, shall be the operator. The operating agreement shall provide for compensation to the operator for PERVISION and administration as provided for in standard operating

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agreements and related a counting procedures commonly used for the drilling of wells to the depths contemplated and in the area where the prospect is located.

2.1.7 In the event Mankato, during the term of this agreement, independently of Energas, acquires an oil and gas leasehold interest within any prospect area which had been submitted by Energas to Mankato, such interest, at Energas' option, shall be part of this agreement in which case Energas shall be entitled to an undivided 90% of the interest and Energas must reimburse Mankato for all of Mankato's acquisition costs.

2.1.8 Mankato, at all reasonable times, and after reasonable written notice, until the Initial Fund has been repaid by Energas to Mankato, shall have a right to AUDIT and inspect the files, books and records of Energas insofar as said files, books and records relate to the expenditures by Energas of all Predrilling Costs loaned by Mankato to Energas and to the oil and gas drilling prospects developed and acquired with the loaned funds. Monthly, until all loaned funds have been repaid, Energas shall furnish to Mankato a written activity report setting forth the status of all prospects which Energas is developing with Mankato advanced funds.

2.2      Energas Stock Warrants.
         ----------------------

2.2.1 As further consideration of the loan by Mankato to Energas immediately following the Initial Fund Advance Date, Energas shall issue to Mankato warrants of Energas which shall entitle Mankato to purchase from Energas 75,000 shares of Energas' common stock.

2.2.2 If Mankato exercises the warrants within one year of the Initial Fund Advance Date, the exercise price of the stock shall be the closing price of Energas common stock on the day immediately preceding the announcement of the consummation of this agreement ("the Announcement Date"). The Announcement Date shall not occur until the Initial Fund has been received by Energas. In the event the warrants are not exercised UNTIL after the expiration of one year from the Initial Fund Advance Date, then the exercise price of the stock shall be 115% of the closing price of Energas common stock on the day immediately preceding the Announcement Date. In every event, the warrants shall expire IS not exercised within two years from the Announcement Date.

2.2.3 Option to Participate in Wells. As further consideration for the commitments made herein by Mankato to loan Predrilling Costs to Energas, Energas agrees that prior to commencing the initial test well on any oil and gas drilling prospect developed by Energas within the next five years, Mankato shall have an option to participate, for up to an undivided 25% of Energas' working interest in each prospect. Prior to commencement of any initial test well on an Energas generated prospect, Energas shall submit to Mankato a written report setting forth the geological basis for the prospect, the objective formations, estimated costs for the initial test well and the leasehold working interests owned or controlled by Energas. The written report shall also summarize the terms under which Mankato may participate in the prospect, which terms shall be the same as Energas IS offering participating interests to other outside investors. Mankato, if it chooses to exercise its option, shall so notify Energas, in writing, within 30 days from the date it receives Energas' written proposal. In its written election it shall also indicate the extent of the interest which it elects to receive, which interest is to be not less than 10%


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of Energas' working interest and not more than 25% of Energas' working interest.

     3. Conditions to Agreement. This agreement is subject to the approval by the board of Directors of Energas. This agreement, insofar as it relates to the issuance of the warrants in Paragraph 2.2 is subject to the approval by the Vancouver, British Columbia Stock Exchange.

     4. Notices. All notices require herein shall be deemed properly given if in writing and mailed (postage prepaid), telecopied, or e-mailed to the parties as follows:

                  To Energas:               Energas Resources, Inc.
                                            6601 Broadway Extension, Suite 300
                                            Oklahoma City, OK  73116-8214
                                            Telecopy:  (405) 879-0175
                                            e-mail: eeg19@idt.net

                  To Mankato:               Mankato Investments, L.L.C.
                                            c/o James H. Attarian, M.D.
                                            Mankato Clinic
                                            1230 E. Main St.
                                            Mankato, MN 56002
                                            Telecopy: (507) 388-6706

     5. Governing Law. This agreement shall be construed pursuant to the laws of the State of Oklahoma. Provided, however, as to the issuance of the warrants, the agreement shall be construed pursuant to the laws of the Province of British Columbia, Canada and the RELEASE and regulations of the Vancouver Stock Exchange.

     6. Successors and Assigns. This agreement shall be binding upon and shall INSURE that the benefit of the respective successors and assigns of Energas and Mankato.

         Dated and executed as of the day, month and year first shown above.

                                ENERGAS RESOURCES, INC.


                                By:   /s/ George Shaw
                                --------------------------------------
                                          George Shaw, President


                                MANKATO INVESTMENTS, L.L.C.


                                By:   /s/ James H. Attarian
                                ---------------------------------------
                                          James H. Attarian, Manager